    As filed with the Securities and Exchange Commission on December 10, 1999

                                                  Registration No. 333-_________

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8

                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                           DURASWITCH INDUSTRIES, INC.
             (Exact name of registrant as specified in its charter)

                 NEVADA                                   88-0308867
    (State or other jurisdiction of                    (I.R.S. Employer
     incorporation or organization)                   Identification No.)

  234 SOUTH EXTENSION ROAD, SUITE 103
             MESA, ARIZONA                                85210-8427
(Address of Principal Executive Offices)                  (Zip Code)


               DURASWITCH INDUSTRIES, INC. 1999 STOCK OPTION PLAN
               DURASWITCH INDUSTRIES, INC. 1997 STOCK OPTION PLAN
                           (Full titles of the plans)


            ROBERT J. BRILON                               Copy to:
 President and Chief Financial Officer               P. ROBERT MOYA, ESQ.
      DuraSwitch Industries, Inc.                    MARK K. BRIGGS, ESQ.
  234 South Extension Road, Suite 103                 Quarles & Brady LLP
        Mesa, Arizona 85210-8427              One East Camelback Road, Suite 400
                                                    Phoenix, Arizona 85012

                     (Name and address of agent for service)


                                 (480) 586-3300
          (Telephone number, including area code, of agent for service)



                         CALCULATION OF REGISTRATION FEE

                                                                Proposed                 Proposed
                                         Amount to be       maximum offering        maximum aggregate             Amount of
Title of Securities to be registered      registered     price per share (2)(3)       offering price          registration fee
                                             (1)(4)                                      (2)(3)(4)
------------------------------------------------------------------------------------------------------------------------------
            Common Stock                    968,824               $9.87               $9,560,585.60                $2,524
      $.001 par value per share

(1) Includes: (a) 968,824 shares of common stock being registered for issuance pursuant to the exercise of options to be granted under DuraSwitch's 1997 stock option plan; and (b) 235,294 shares of common stock being registered for issuance under DuraSwitch's 1999 stock option plan.

(2) Pursuant to Rule 457(h), estimated solely for the purpose of computing the registration fee, based upon: (a) 3,501 shares of common stock available to be issued under DuraSwitch's 1997 stock option plan, at $5.56 per share, which is the average of the high and low sales prices of DuraSwitch's common stock on the American Stock Exchange on December 6, 1999; (b) 65,700 shares of common stock available to be issued under DuraSwitch's 1999 stock option plan, at $5.56 per share, which is the average of the high and low sales prices of DuraSwitch's common stock on the American Stock Exchange on December 6, 1999; and (c) the weighted average of the following options along with the ungranted options described in (a) and (b) above will be used to calculate the filing fee in accordance with Rule 457(h): options to purchase 50,343 shares of common stock under DuraSwitch's 1997 stock option plan, at $.0213 per share; options to purchase 39,209 shares of common stock under DuraSwitch's 1997 stock option plan, at $1.3090 per share; options to purchase 232,942 shares of common stock under DuraSwitch's 1997 stock option plan, at $22.3125 per share; options to purchase 33,185 shares of common stock under DuraSwitch's 1997 stock option plan, at $17.51 per share; options to purchase 1,177 shares of common stock under DuraSwitch's 1997 stock option plan, at $17.8075 per share; options to purchase 11,765 shares of common stock under DuraSwitch's 1997 stock option plan, at $19.1250 per share; options to purchase 5,883 shares of common stock under DuraSwitch's 1997 stock option plan, at $13.0050 per share; options to purchase 471 shares of common stock under DuraSwitch's 1997 stock option plan, at $16.1925 per share; options to purchase 3,922 shares of common stock under DuraSwitch's 1997 stock option plan, at $23.3750 per share; options to purchase 341,178 shares of common stock under DuraSwitch's 1997 stock option plan, at $6.3750 per share; options to purchase 9,954 shares of common stock under DuraSwitch's 1997 stock option plan, at $6.9063 per share; options to purchase 23,530 shares of common stock under DuraSwitch's 1999 stock option plan, at $7.9688 per share; options to purchase 5,415 shares of common stock under DuraSwitch's 1999 stock option plan, at $8.50 per share; options to purchase 117,649 share of common stock under DuraSwitch's 1999 stock option plan, at $3.125 per share; options to purchase 4,000 shares of common stock under DuraSwitch's 1999 stock option plan, at $3.50 per share; options to purchase 19,000 shares of common stock under DuraSwitch's 1999 stock option plan, at $3.375 per share.

(3) The actual offering price will be determined in accordance with the terms of DuraSwitch's 1997 and 1999 stock option plans. However, with respect to the an incentive stock option, in no event will the offering price be less than 100% of the fair market value of the Registrant's common stock on the date on which the option is granted.

(4) The above securities provide for the possible adjustment of the number, price and kind of shares covered by options granted or to be granted in the event of certain capital or other changes affecting the Registrant's common stock. This Registration Statement therefore covers, in addition to the above-stated shares, an indeterminate number of shares that may become subject to DuraSwitch's 1997 and 1999 stock option plans by reason of any such adjustment.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

         Information specified in Part I of Form S-8 (Items 1 and 2) will be sent or given to DuraSwitch stock option plan participants as specified by Rule 428(b)(1) under the Securities Act of 1933.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

         The following documents filed by DuraSwitch with the Securities and Exchange Commission under the Securities Act of 1933 and the Securities Exchange Act of 1934, are incorporated in this registration statement by reference:

         (a) DuraSwitch's registration statement on Form SB-2 dated June 4, 1999, as amended, which contains DuraSwitch's audited financial statements for the year ended December 31, 1998;

         (b) DuraSwitch's quarterly report for the quarterly period ended September 30, 1999; and

         (c) the description of the DuraSwitch's common stock contained in its Registration Statement on Form 8-A, dated June 26, 1999, and any amendments or reports filed for the purpose of updating such description.

         All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents.

         Any statement contained in a document incorporated or deemed to be incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this registration statement modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

ITEM 4.  DESCRIPTION OF SECURITIES.

         Not applicable. See Item 3(c) above.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

         Joel H. Bock, an attorney with the firm of Dorn, McEachran, Jambor & Keating, who provides intellectual property-oriented legal services to DuraSwitch, owns a total of 15,255 shares of common stock. DuraSwitch provided 7,628 of those shares to Mr. Bock as partial payment for his firm's legal services. He purchased the remaining shares on June 1, 1997 at $1.31 per share, which was the market price at that time.

ITEM 6.  INDEMNIFICATION OF OFFICERS AND DIRECTORS.

         Chapter 208, L. '97, 1 of the General Corporation Law of the State of Nevada (the "General Corporation Law") provides that a Nevada corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that he of she is or was a director, officer, or agent of another corporation or enterprise, against expenses, judgements, fines and amounts paid in settlement actually and reasonable incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonable believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his or her conduct was unlawful.

         Chapter 208, L. '97, 2 provides that a Nevada corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgement in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted under similar standards as set forth above. However, no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless, and only to the extent that the court in which such action or suit was brought shall determined that despite the adjuration of liability, but in view of all the circumstances of the case, such person is fairly and reasonable entitled to be indemnified for such expenses which the court shall deem proper.

         Sections 78.751, 78.752, and Chapter 208, L. '97 further provided that:

         - to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and
                  (b) or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses actually and reasonably incurred by him or her in connection therewith;

         - indemnification provided for by Sections 78.751, 78.752, and Chapter 208, L. '97 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and

         - the corporation may purchase and maintain insurance on behalf of such person against any liability asserted against him or her incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liabilities under such Section 78.751, 78.752, and Chapter 208, L. '97.

         Section 78.037, 1 of the General Corporation Law provides that a corporation in its original certificate of incorporation or an amendment thereto, validly approved by stockholders, may eliminate or limit personal liability of members of its board of directors or governing body for monetary damages for breach of a director's fiduciary duty. However, no such provision may eliminate or limit the liability of a director for breaching his or her duty of loyalty, failing to act in good faith, engaging in intentional misconduct or knowingly violating a law, paying a dividend or approving a stock repurchase or redemption which was illegal, or obtaining an improper personal benefit. A provision of this type has no effect on the availability of equitable remedies, such as injunction or rescission, for breach of fiduciary duty. DuraSwitch's articles of incorporation contain such a provision.

         DuraSwitch's articles of incorporation provide that DuraSwitch shall indemnify officers and directors to the full extent permitted by and in the manner permissible under the law. DuraSwitch's bylaws provide that DuraSwitch may, to the extent authorized by the Board of Directors, indemnify employees and agents of DuraSwitch made a party to a legal proceeding by reason of that person being DuraSwitch's employee or agent.

         DuraSwitch has directors' and officers' liability insurance coverage with a policy limit of $1,000,000. The policy includes coverage for liability for certain violations of federal and state securities laws.

         DuraSwitch has entered into indemnity agreements with its directors and officers for indemnification of and advance of such persons to the full extent permitted by law. DuraSwitch intends to execute such indemnity agreements with its future officers and directors.

         ITEM 7.  EXEMPTION FROM THE REGISTRATION CLAIMED.

         Not applicable.

         ITEM 8.  EXHIBITS.

         See the Exhibit Index following signatures page in this registration statement, which Exhibit Index is incorporated herein by reference.

         ITEM 9.  UNDERTAKINGS.


         (a)      The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                           (i)      To include any prospectus required by
                                    Section 10(a)(3) of the Securities Act of
                                    1933;

                           (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

                           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                           Provided, however, that paragraphs (a)(1)(i) and
                  (a)(1)(ii) of this section do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant with the Commission pursuant to Section 13 or
                  Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement re-lating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (h) Reference is made to the indemnification provisions described in Item 6 of this Registration Statement. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

                  Pursuant to the requirements of the Securities Act of 1933, DuraSwitch certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, duly authorized, in the City of Phoenix, State of Arizona, on December 10, 1999.

                                    DURASWITCH INDUSTRIES, INC.


                                    By:/s/ Robert J. Brilon
                                       -----------------------------------------
                                           Robert J. Brilon
                                           President and Chief Financial Officer

                  KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert J. Brilon and R. Terren Dunlap, or either of them, his true and lawful attorneys-in-fact and agents, for him and in his name, place and stead in any and all capacities, to sign any and all amendments (including pre- and post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any state of the United States, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue thereof.

                  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

         Signature                                    Title
         ---------                                    -----
     /s/ R. Terren Dunlap                                                       December 10, 1999
     --------------------------                                                 ----------------
         R. Terren Dunlap                     CEO, Chairman and Director        Date
                                             (Principal Executive Officer)
     /s/ Robert J. Brilon                                                       December 10, 1999
     --------------------------                                                 ----------------
         Robert J. Brilon                   President and Chief Financial       Date
                                             Officer (Principal Financial
                                                and Accounting Officer)
     /s/ Anthony J. Van Zeeland                                                 December 10, 1999
     --------------------------                                                 ----------------
         Anthony J. Van Zeeland                      Director                   Date

     /s/ Michael A. Van Zeeland                                                 December 10, 1999
     --------------------------                                                 ----------------
         Michael A. Van Zeeland                      Director                   Date

     /s/ John W. Hail                                                           December 10, 1999
     --------------------------                                                 ----------------
         John W. Hail                                Director                   Date


     --------------------------                                                 ----------------
         William E. Peelle                           Director                   Date

                           DURASWITCH INDUSTRIES, INC.

                                  EXHIBIT INDEX
                                       TO
                         FORM S-8 REGISTRATION STATEMENT


        Exhibit                                                Incorporated Herein                   Filed
        Number                  Description                      By Reference To                   Herewith
        ------                  -----------                      ---------------                   --------
         4.1          Articles 3, 4, 5 and 7 of the    Registrant's Registration
                      Articles of Incorporation of     Statement on Form SB-2, dated June
                      DuraSwitch                       4, 1999, as amended.

         4.2          Amended and Restated                                                             X
                      Bylaws of DuraSwitch

         4.3          DuraSwitch Industries, Inc.      Registrant's Registration
                      1997 Stock Option Plan           Statement on Form SB-2, dated June
                                                       4, 1999, as amended

         4.4          DuraSwitch Industries, Inc.      Registrant's Registration
                      1999 Stock Option Plan           Statement on Form SB-2, dated June
                                                       4, 1999, as amended

         5.1          Opinion of Quarles & Brady LLP                                                   X

         23.1         Consent of Deloitte & Touche                                                     X
                      LLP

         23.2         Consent of Quarles & Brady LLP                                        Contained in opinion
                                                                                            filed as Exhibit 5.1

         23.3         Consent of McGladrey & Pullen                                                    X
                      LLP

         24.1         Powers of Attorney                                                    Contained in
                                                                                            signatures page to
                                                                                            this Registration
                                                                                            Statement



                                      E-1